The Chefs’ Warehouse, Inc. 8-K

Exhibit 10.2

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (this “Agreement”) is made as of August 1, 2014 by and between The Chefs’ Warehouse, Inc., a Delaware corporation (together with its subsidiaries and affiliates, the “Company”), and Alexandros Aldous (“Employee”).

WHEREAS, Employee is currently employed with the Company as General Counsel and Corporate Secretary.

WHEREAS, the parties wish to set forth all of the obligations between them with respect to the subject matter herein.

NOW, THEREFORE, in consideration of Employee’s continued employment with the Company and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Severance. Employee will be entitled to receive an amount equal to twelve (12) months’ of Employee’s base salary as in effect as of the execution date of this Agreement or on the effective date of Employee’s termination, whichever is greater, provided that Employee’s employment has been terminated by the Company without Cause (as defined herein). Such amount shall be paid to Employee in equal weekly installments commencing in the first payroll period following the effective date of Employee’s termination. “Cause” is defined as the termination of Employee’s employment by the Company due to: (i) Employee’s conviction of, or plea of, nolo contendere, with respect to any felony, or any act of fraud, embezzlement or dishonesty by Employee against the Company or any of its subsidiaries; (ii) the commission of any act or omission by Employee involving fraud with respect to the Company or any of its subsidiaries or in connection with any relationship between the Company or any of its subsidiaries and any customer or supplier; (iii) Employee’s use of illegal drugs or repetitive abuse of other drugs or repetitive excess consumption of alcohol interfering with the performance of Employee’s duties; (iv) the gross negligence or willful misconduct in the performance of Employee’s duties with respect to the Company or any of its subsidiaries; or (v) Employee’s failure to follow the lawful directives of the Company’s president and chief executive officer where Employee has been given written notice of the acts or omissions constituting such failure and has failed to cure such conduct, where susceptible to cure, within thirty (30) days following such notice.

2.            Legal Fees. In the event of any dispute between the Company, the Employee or others regarding the validity or enforceability of, or liability under, or breach by the Company of, any provision of this Agreement, the Company agrees to pay any legal fees and/or expenses that the Employee may reasonably incur as a result of such dispute to the extent that the Employee is the prevailing party in the dispute as to at least one issue; provided, however, that payment of legal fees and/or expenses shall not be provided to the Employee later than the last day of the second calendar year in which the relevant fees or expenses were incurred.

3.            At-Will Employment. Nothing in this Agreement is intended or may be construed to create an employment relationship of any particular duration. Employee acknowledges and agrees that he is an “at will” employee of the Company, and that either party may terminate Employee’s employment at any time, with or without Cause (as defined herein), and with or without notice.

4.            Governing Law. This Agreement shall be governed by New York law without regard to conflicts of laws principles, and any action to enforce this Agreement must be brought and heard in a court within New York. The parties to this Agreement consent to personal jurisdiction in New York in any action commenced to enforce its terms.

5.            Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

6.            Section 409A of the Code. It is intended that amounts payable under this Agreement will either be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and all regulations, guidance and other interpretive authority issued thereunder so as not to subject the Employee to payment of any additional tax, penalty or interest imposed under Section 409A, and this Agreement will be interpreted on a basis consistent with such intent. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment and the timing of payment is within the control of the Company. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. To the extent that the right to any payment hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1), if the Employee is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) on the date of the Employee’s “Separation from Service” within the meaning of Section 409A(a)(2)(A)(i), then no such payment shall be made or commence during the period beginning on the date of the Employee’s Separation from Service and ending on the date that is six months following the Employee’s Separation from Service or, if earlier, on the date of the Employee’s death. The amount of any payment that would otherwise be paid to the Employee during this period shall instead be paid to the Employee in a single lump sum on the fifteenth day of the first full calendar month following the end of the period (“Delayed Payment Date”). Any remaining payments and benefits due under this Agreement will be paid or provided without delay in accordance with the normal payment dates specified for them herein. References to the Employee’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to the Employee’s “Separation from Service” with the Company (within the meaning of Section 1.409A).

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

THE CHEFS’ WAREHOUSE, INC.

By:	/s/ Christopher Pappas
Name: Title:	Christopher Pappas CEO

By:	/s/ Alexandros Aldous
ALEXANDROS ALDOUS